Exhibit 10.24

March 28, 2014

Subject to execution by the Company below, this letter shall constitute my notice of resignation from my employment at Accretive Health, Inc., (the “Company”), including my resignation from my position with the Company of Senior Vice President, Provider Solutions, in each case effective as of April 11, 2014.

By executing below, the Company agrees that, for purposes of my Employment Agreement with the Company, dated as of June 17, 2005, as amended by that certain letter agreement dated September 24, 2009 (as so amended, the “Employment Agreement”), my resignation shall be deemed to be a termination of my employment pursuant to clause (ii) of Section 9(a) of my Employment Agreement (the “Relevant Separation Provision”). For the avoidance of doubt, upon my resignation, I shall continue to be entitled to the benefits set forth in Section 9 of my Employment Agreement (including any such benefits related to salary continuation) in accordance with the terms and conditions thereof to the same extent that I would be entitled to such benefits if my separation from the Company occurred pursuant to the Relevant Separation Provision.

Those sections of the Employment Agreement which, by their terms, are intended to survive the Term (as defined in the Employment Agreement) shall remain in full force and effect in accordance with their respective terms.

As of the date hereof, the Indemnification Agreement, dated as of April 23, 2010, by and between the Company and myself (the “Indemnification Agreement”), is in full force and effect in accordance with its terms, and the Indemnification Agreement shall not terminate as a result of my resignation from the Company described above.

Additionally, the period during which I may exercise my options to purchase common stock of the Company that have vested as of the effective date of my resignation shall continue until the earlier of (i) the date that is the last day of the first consecutive sixty day period beginning after the date hereof during which the Company has on file with the Securities and Exchange Commission an effective (i.e., not suspended) registration statement on form S-8 covering the issuance of shares upon such exercise and (ii) the expiration of such options; provided, however, that nothing herein shall be deemed to permit my exercise of any such options to the extent such exercise is not otherwise permitted pursuant to the terms of the Company’s Amended and Restated Stock Option Plan, as amended or the Company’s 2010 Stock Incentive Plan, as applicable. The Company acknowledges that, as of the date hereof, I hold outstanding vested stock options, granted pursuant to stock option award agreements entered into under the Company’s equity compensation plans, to purchase (i) an aggregate of 781,236 shares of common stock of the Company at an exercise price of $0.77 per share (which options expire on September 1, 2015) and (ii) an aggregate of 450,800 shares of common stock of the Company at an exercise price of $14.71 per share (which options expire on February 3, 2020). I acknowledge that, except for the foregoing stock options, I do not have any other rights with respect to any compensatory equity awards in the Company or its affiliates; provided that nothing contained herein shall be construed as a waiver in any respect of any rights that I have with respect to any vested shares of common stock of the Company.

In the event of any dispute between me and the Company arising out of this resignation letter which cannot be settled amicably, such dispute shall be resolved through arbitration in accordance with the procedures set forth in Section 17 of the Employment Agreement.

/s/ John Staton
John Staton

Acknowledged and agreed to on this
28th day of March, 2014 by: Accretive Health, Inc.
By: /s/ Daniel Zaccardo
Name: Daniel Zaccardo
Title: SVP/General Counsel